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                                                                    Exhibit 12.1

                       Ratio of Earnings to Fixed Charges

                                                                                For the years ended December 31,
                                                                   --------------------------------------------------------
                                                                     2000        1999        1998        1997       1996(1)
                                                                   --------    --------    --------    --------    --------
Earnings:
Pre-tax income from operations before adjustment
for income or loss from equity investees                            135,462      75,851      54,272      14,675
Fixed charges                                                        70,112      67,292      50,980      48,806
   Plus: amortization of capitalized interest                        14,233      15,759      15,593       7,580
   Plus: distributed income from equity investees                     2,968       1,884       1,035       6,029
   Less: interest capitalized                                       (37,600)    (38,163)    (29,594)    (18,025)
                                                                    -------     -------     -------     -------
Earnings available for fixed charges                                185,175     122,623      92,286      59,065

Fixed charges:
Interest incurred, both expensed and capitalized                     62,100      60,503      44,993      42,590
Debt issue cost amortization in the period                            4,630       4,522       3,628       2,027
Portion of rental expense representative of interest factor           3,382       2,267       1,308       1,117
Preferred stock dividends, adjusted for the effective tax rates          --          --       1,051       3,072
                                                                    -------     -------     -------     -------
Fixed charges                                                        70,112      67,292      50,980      48,806

Ratio of earnings to fixed charges                                     2.64        1.82        1.81        1.21

(1) For the year ended December 31, 1996 earnings were not sufficient to cover fixed charges by an amount equal to $31.2 million.